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                                                                   EXHIBIT 99a
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, PacifiCorp Investor Relations -- (503) 731-2123
David Eskelsen, PacifiCorp/Utah Power -- (801) 220-2447

February 12, 1997


PACIFICORP CALLS RATE PROPOSAL UNJUSTIFIED

PacifiCorp (NYSE: PPW) officials are disappointed by a proposal announced today by the Utah Division of Public Utilities to seek an immediate price reduction, followed by a general rate case.

"The rush to take the company into an extensive rate hearing just as the electric utility industry is poised on the verge of major changes is unjustified," said Verl Topham, senior vice president and general counsel. "These changes are bringing customer choice into the electricity marketplace to the benefit of all consumers. In addition, this proposal ignores many of the investments the company has made in improvements to service reliability."

The Division proposes an immediate hearing before the Utah Public Service Commission to seek an interim reduction of $12.4 million (about 1.75 percent on customer bills). The proposal also calls for a general rate hearing to consider an additional price reduction.

As the result of PacifiCorp's innovation and hard work in cutting costs and increasing the efficiency of it operations, PacifiCorp customers in Utah have enjoyed the benefit of price reductions totaling 21.5 percent during 1989 to 1992. Those savings, which totaled over $140 million, were passed directly to customers, with no benefit to PacifiCorp's shareholders. Those savings have been worth more than $100 per year to Utah residential customers, Topham said.

Since 1992, PacifiCorp's prices in Utah have remained the same, completely shielding Utah customers from the effects of inflation. The cost of inflation has been absorbed entirely by PacifiCorp and its shareholders.

In the past 10 years, the Consumer Price Index has risen some 25.8 percent, Topham noted. Thus, if Utah residential prices had followed the general economy, electricity would be 10.7 cents per kilowatt-hour, rather that the 7 cents it is today. That means a typical residential monthly bill of $45.50 would have been $69.55.

At the same time, PacifiCorp has continued a high level of customer service at a time of brisk economic growth in business, industry and residential construction. This includes construction now underway of a state-of-the-art customer service facility in Utah that will help provide 24-hour service to customers.

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Topham said attention must shift from traditional rate regulation to a recognition that work must begin now to allow customers to choose their energy provider. The company supports federal legislation to bring electric provider choice to all consumers by 2001. Recent history clearly shows that when electricity markets allow customers to choose their energy providers, the forces of competition are given freedom to work, and the price of electricity goes down.

The transformation to a competitive electric energy marketplace is being driven by consumers throughout the U.S., who increasingly want the same choices and flexibility in their energy decisions that they have in other products and services they purchase.

"We support federal legislation now in discussion before Congress that preserves flexibility for states to implement their own plans for customer choice within federal guidelines," Topham said. "We want to work together with a wide variety of stakeholders to help shape what the future U.S. electric industry should look like."

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